ESCO TECHNOLOGIES

Exhibit 99.2


For more information contact:                              For media inquiries:
Patricia K. Moore                                          David P. Garino
Director, Investor Relations                               (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                    ESCO ANNOUNCES FIRST QUARTER RESULTS AND
                 REAFFIRMS FIRST HALF AND FULL YEAR EPS GUIDANCE

     St. Louis, MO, February 2, 2006 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fiscal 2006 first quarter ended December 31, 2005, and reaffirmed first half earnings per share (EPS) guidance of $0.35 to $0.40 per share, and narrowed its full year EPS guidance to $1.20 to $1.30 per share from $1.15 to $1.30 per share, excluding the impact of the Hexagram, Inc. acquisition. The expected results of operations for Nexus Energy Software, Inc. (Nexus) which was acquired on November 29, 2005 are included in the 2006 guidance.

     Within this release, references to "quarters" relate to the fiscal quarters ended December 31 for the respective fiscal years noted.


     Net earnings for the 2006 first quarter were $2.2 million, or $0.08 per share compared to net earnings of $10.5 million, or $0.40 per share in the first quarter of 2005. The primary drivers of the lower earnings in the 2006 first quarter include:

o A significant decrease in deliveries to electric utility cooperative (COOP) customers at DCSI resulting from the low level of orders received in the second half of fiscal 2005.

o A $3.8 million increase in consolidated SG&A expenses relating to additional engineering, marketing, new product development, stock option expensing ($0.5 million, or $0.02 per share), and the addition of Nexus ($0.7 million, for the one month since acquisition).

o Lower sales of Comtrak's SecurVision video security products in the current quarter compared to the prior year.

o Lower sales of higher margin defense spares and T-700 shipments at VACCO in the current period versus prior year.

o Additionally at DCSI, the current period operating results were negatively impacted by pretax charges totaling $1.0 million, or $0.02 per share, resulting from a $0.4 million write-off of assets

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     Add One

     related to a terminated subcontract manufacturer, and $0.6 million of warranty costs related to a commercial transponder.

Sales
-----

     First quarter 2006 sales were $90.6 million, or 13.2 percent lower than first quarter 2005 sales of $104.4 million. Unfavorable foreign currency values in 2006 resulted in a $1.0 million negative sales comparison.

     Communications sales of $19.1 million decreased $14.5 million, or 43 percent in the 2006 first quarter compared to the first quarter of 2005 as a result of the following items: sales to COOP customers decreased $9.9 million in the first quarter due to the weakness in orders entered during the latter half of fiscal 2005; sales to legacy customers such as Wisconsin Public Service
(WPS), Bangor Hydro, Puerto Rico Electric Power Authority (PREPA), and PPL Electric Utilities Corporation (PPL) were $2.2 million lower in the current period compared to the prior year; and lower shipments of Comtrak's SecurVision video security products, which generated $2.5 million in sales during the first quarter of 2006 versus $7.1 million of sales in the 2005 first quarter. These first quarter decreases were partially offset by $1.5 million in deliveries to TXU Electric Delivery (TXU) and $1.2 million of sales from Nexus. During the first quarter of 2006, DCSI's sales to COOP and public power (Municipal) customers were $11.5 million compared to $21.4 million in the first quarter of 2005.

     Filtration segment sales of $41.5 million decreased $2.5 million, or 5.8 percent during the first quarter of 2006 compared to the prior year due to the following items: $0.5 million of additional sales at PTI due to the continued strengthening of the commercial aerospace market; $2.5 million lower sales at VACCO resulting from lower deliveries of defense spares; and $0.5 million lower sales at Filtertek primarily due to lower automotive shipments and lower volumes at its French operation.

     Test segment sales of $30.0 million increased $3.2 million, or 11.9 percent during the first quarter of 2006 due to significantly higher component sales and additional test chamber installations. These increases were partially offset by a $1.5 million decrease in sales in the first quarter of 2006 at the Company's European operations resulting from the prior year completion of two large test chamber installations.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the first quarter of fiscal 2006 included the following.

     In the Communications segment, EBIT for the 2006 first quarter was a loss of $1.0 million, compared to a profit of $9.6 million in the prior year first quarter. The primary causes of this profit swing include: the significant decrease in sales volume of AMR and SecurVision products noted above; a $1.0 million increase in SG&A expenses relating to additional engineering, marketing and new product development; the $1.0 million in charges at DCSI related to the subcontractor and warranty issues noted above; partially offset by the Nexus EBIT contribution of $0.2 million for its one month of operations since the date of acquisition.

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Add Two

     In the Filtration segment, the 2006 first quarter EBIT was $4.1 million, or
42.1 percent lower than prior year and was impacted by the following items: a $1.7 million reduction in EBIT at VACCO resulting from the decreased sales of defense spares; a $1.4 million decrease at Filtertek resulting from the slowdown in the automotive market and a year-over-year increase in raw material costs (ie., petroleum based resins). Additionally, the 2005 first quarter included a $0.6 million gain realized at Filtertek related to a supply agreement with a medical device customer which was terminated in fiscal 2005.

     In the Test segment, EBIT of $2.9 million increased 40.1 percent in the first quarter of 2006 due to additional sales volume and favorable changes in sales mix. In addition, EBIT was negatively impacted in the first quarter of 2005 as a result of higher installation costs incurred on certain government shielding projects in foreign locations.

     The Corporate office operating expenses were $0.7 million higher in the first quarter of 2006 and included $0.5 million of pretax expenses related to stock options.

Effective Tax Rate
------------------

     For the first quarter of 2006, the Company's effective tax rate was 40.4 percent versus the 2005 first quarter of rate of 38 percent. The increased rate was primarily driven by lower than expected foreign-sourced pretax income, primarily in Puerto Rico.

New Orders
----------

     New orders received were $126.1 million (including $2.0 million of new orders and $9.0 million of acquired backlog from Nexus) and $101.7 million in the first quarters of 2006 and 2005, respectively, resulting in a backlog of $268.7 million at December 31, 2005.

     New orders received in the first quarter of 2006 compared to the first quarter of 2005, respectively, were: in Filtration, $41.1 million and $39.2 million; in Communications, $59.2 million and $35.3 million; and in Test were $25.8 million and $27.1 million.

     New orders received by DCSI in the first quarter totaled $45.6 million and included $33.7 million in COOP and Municipal orders, and $11.9 million in investor-owned utility (IOU) orders including the $9.4 million from TXU for the 100,000 unit expansion as discussed in the November 15, 2005 release.

Cash
----

     At December 31, 2005, the Company had $70.4 million in cash and no debt outstanding. During the first quarter of 2006, the Company used $5.3 million of cash for general operating purposes and spent $28.8 million of cash related to the acquisition of Nexus. The 2006 first quarter cash use was the result of the lower earnings, higher working capital requirements, and the additional expenditures related to the TNG software project.

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Add Three

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "While I am disappointed in our sales and earnings in the first quarter, given the strength of our orders, we have not reduced our first half or full year guidance.

     "Since our last communication we have made great progress on our highest priority items. We reestablished our position in the COOP market and acquired the resources and capabilities which support our commitment to becoming the premier provider of Advanced Metering functionality at scale.

     "Our confidence in the near-term financial progress we are anticipating in Communications is well supported by the strength of our first quarter orders at DCSI. We have also substantially enhanced our opportunity to meet our stated long-term objectives through the acquisition of the software resources and energy data management products we added with Nexus, and the addition of the RF capabilities and direct access to the gas and water markets that we gained through the acquisition of Hexagram.

     "In Filtration, while our first quarter performance was in line with our expectations, it was down from the prior year. Our commercial aerospace business at PTI is continuing to make progress. At Filtertek, we are taking a number of steps to improve performance, including reducing our headcount and continuing to move work to our lower cost plants. We expect to see the benefits of these actions in the second half of this year.

     "In the Test business, we had year-over-year improvement in the first quarter and we expect increased volumes and improved margins for the balance of this year.

     "Overall, we made great strides toward satisfying our primary strategic objective. Our focus going forward will be to cultivate the opportunities we have created through our recent acquisitions, complete the internal development work at DCSI, and continue to drive for an improved contribution from our Filtration and Test businesses.

     "We remain committed to delivering significant increases in shareholder value. The opportunities and resources we have to support that commitment have never been better."

Business Outlook
----------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below includes the expected results of Nexus, but does not include the impact of the Hexagram acquisition, or any future acquisitions or divestitures. In addition, refer to the Business Outlook section of the November 15, 2005 release for a detailed discussion of the PG&E contract and the related accounting.

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Earnings Per Share - 2006
-------------------------

     Management has narrowed the range of EPS guidance for the full year and now estimates 2006 EPS to be in the range of $1.20 to $1.30 per share, with the first half of the fiscal year EPS remaining between $0.35 and $0.40 per share on sales now estimated to be between $200 and $205 million. The second half of the fiscal year EPS is now expected to be between $0.85 and $0.90 per share, on sales now estimated to be between $230 and $235 million. As noted above, in fiscal 2006 the Company began expensing stock options. This expense, included in the EPS numbers above, is expected to be in the range of $0.08 to $0.11 per share annually, or $0.02 to $0.03 per quarter.

     The effective tax rate for the second quarter of fiscal 2006 is expected to be approximately 38 percent, and for the full year, the annual rate is expected to be approximately 39 percent.

Revenues and EBIT Margins
-------------------------

     Management expects 2006 consolidated revenues to be in the range of $430 to $440 million and consolidated EBIT margins should be in the range of 12 to 13 percent.

     On a segment and operating unit basis for 2006, Management now expects the following:

o PTI sales are expected to be between $43 and $45 million and EBIT margins should be in the range of 12 to 13 percent (up from 9.2 percent in 2005).

o VACCO sales are expected to be between $31 and $32 million and EBIT margins should be in the range of 20 to 22 percent (down from 26.9 percent in 2005) as a result of the significantly lower deliveries of defense spares and a production break in T-700 shipments.

o Filtertek sales are expected to be in the range of $93 to $95 million and EBIT margins should be in the range of 7 to 8 percent (down from 8.9 percent in 2005). The 2005 results included approximately $2 million in sales and EBIT realized from the settlement of a contract termination with a medical device customer.

o Test segment sales are expected to be in the range of $125 and $127 million and EBIT margins should be in the range of 10.5 to 11.5 percent (up from 10.2 percent in 2005) as a result of the continued strength of the wireless and electronics markets, and solid growth in Asia.

o Communications segment sales, including Nexus, are expected to be between $138 and $141 million and EBIT margins should be in the range of 21 to 23 percent (down from 28.1 percent in 2005) with the margin decrease driven primarily by an expected $8 million decrease in sales of SecurVision products at Comtrak. The 2005 sales of SecurVision products included a catch up in deliveries previously delayed by the customer from the prior year. Nexus sales are expected to be in the range of $10 to $12 million and EBIT margins should be in the range of 4 to 5 percent after

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     Add Five

     deducting the $0.9 million of non-cash amortization expenses related to identifiable intangible assets allocated as part of the purchase accounting valuation. Sales of AMR products at DCSI are expected to be relatively flat and do not include any revenues associated with the PG&E contract as software acceptance is not expected until the latter part of fiscal 2007. DCSI's EBIT margin is expected to be 25 to 27 percent. Cost of sales will also include approximately $2.2 million of additional costs as a result of DCSI beginning to amortize the capitalized software development costs related to the TNG software. TNG has been in development with a third party software contractor for the past two years. TNG is being designed and deployed to efficiently handle the additional levels of communications dictated by the size of the service territories and the frequency of reads that are required under time-of-use or critical peak pricing scenarios needed to meet the requirements of large IOUs. The Company has incurred approximately $23 million in external TNG development costs through December 31, 2005, which are included on the balance sheet in other assets, and is expected to incur another $10 to $15 million in costs over the next two years. Additional non-TNG related engineering and development costs are being incurred to ramp up the PG&E contract as well as support other IOU pilots which are in process.

o Corporate operating costs are expected to increase slightly in 2006, excluding the costs related to the initiation of stock option expensing which began in the first quarter of 2006. Management expects quarterly stock option pretax expenses to be approximately $0.5 to $0.6 million.

Conference Call
---------------

     The Company will host a conference call today, February 2, at 5:00 p.m., Central Time, to discuss the Company's first quarter operating results. A live audio webcast will be available on the Company's Web site at www.escotechnologies.com. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available for seven days on the Company's website noted above or by phone (dial 1-888-203-1112 and enter the pass code 8437777).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding fiscal 2006 revenues, results, earnings, sales, EBIT, EBIT margins, EPS, sales and EBIT margins from each segment and operating unit and the timing of these contributions, expected results from the Hexagram and Nexus acquisitions, achievement of strategic objectives, the success of product development efforts, fiscal 2006 corporate operating expenses, fiscal 2006 effective tax rate, long term success of the Company, stock option expensing, amortization of capitalized software development costs in fiscal 2006, successful development of the TNG software, and costs to be incurred over the next two years, the timing of software acceptance by PG&E, the Company's ability to capture future AM opportunities, the Company's ability

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Add Six

to increase shareholder value and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: actions by the California Public Utility Commission, PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and success of DCSI's software development efforts; the timing and content of purchase order releases under the PG&E contracts; DCSI's and Hexagram's successful performance of the PG&E contracts; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum-based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of foreign earnings; costs relating to environmental matters; litigation uncertainty; successful integration of newly acquired businesses; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com

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Add Seven

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)


                                      Three Months Ended
                                       December 31, 2005
                                       -----------------

    Net Sales                             $  90,586
    Cost and Expenses:
      Cost of sales                          64,027
      SG&A                                   23,619
      Interest (income) expense                (717)
      Other (income) expenses, net              (38)
                                                ---
        Total costs and expenses             86,891
                                             ------

    Earnings before income taxes              3,695
    Income taxes                              1,491
                                              -----

      Net earnings                        $   2,204
                                          =========

    Earnings per share:
      Basic
        Net earnings                      $    0.09
                                          =========

      Diluted
        Net earnings                      $    0.08
                                          =========

    Average common shares O/S:
      Basic                                  25,575
                                             ======
      Diluted                                26,334
                                             ======



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                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                      Three Months Ended
                                       December 31, 2004
                                       -----------------

Net Sales                                  $ 104,375
Cost and Expenses:
  Cost of sales                               68,509
  SG&A                                        19,813
  Interest (income) expense                     (481)
  Other (income) expenses, net                  (453)
                                                ----
     Total costs and expenses                 87,388
                                              ------

Earnings before income taxes                  16,987
Income taxes                                   6,464
                                               -----

  Net earnings                             $  10,523
                                           =========

Earnings per share:
  Basic
    Net earnings                           $    0.41
                                           =========

  Diluted
    Net earnings                           $    0.40
                                           =========

Average common shares O/S:
  Basic                                       25,586
                                              ======
  Diluted                                     26,408
                                              ======


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                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                                 Three Months Ended
                                    December 31,
                                 2005         2004
                                 ----         ----

    Net Sales - GAAP
    ----------------

     PTI                        $ 10.7        10.2
     VACCO                         8.1        10.6
     Filtertek                    22.7        23.2
                                  ----        ----
       Filtration subtotal        41.5        44.0
     Communications               19.1        33.6
     Test                         30.0        26.8
                                  ----        ----
       Totals                   $ 90.6       104.4
                                ======       =====

    EBIT - GAAP basis
     PTI                        $  1.2         1.1
     VACCO                         1.9         3.6
     Filtertek                     1.0         2.4
                                   ---         ---
       Filtration subtotal         4.1         7.1
     Communications               (1.0)        9.6
      Test                         2.9         2.1
      Corporate                   (3.0)       (2.3)
                                  ----        ----
        Totals                  $  3.0        16.5
                                ======        ====

Note: Depreciation and amortization expense was $3.1 million for the quarters ended December 31, 2005 and 2004, respectively.


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                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                              (Dollars in millions)

    EBIT (1) - As Reported

                                  Three Months Ended
                                      December 31,
                                   2005         2004
                                   ----         ----

    EBIT                          $ 3.0         16.5

    Interest income                 0.7          0.5

    Less: Income taxes              1.5          6.5
                                    ---          ---

    Net earnings from
      continuing operations       $ 2.2         10.5
                                  =====         ====

    (1) EBIT is defined as earnings from continuing operations before interest and taxes.

EBIT Margin Outlook - FY 2006
-----------------------------

Consolidated EBIT margin in the range of 12 percent to 13 percent, PTI EBIT margin in the range of 12 percent to 13 percent, VACCO EBIT margin in the range of 20 percent to 22 percent, Filtertek EBIT margin in the range of 7 percent to 8 percent, Test segment EBIT margin in the range of 10.5 percent to 11.5 percent, Communications segment EBIT margin in the range of 21 percent to 23 percent, Nexus EBIT margin in the range of 4 percent to 5 percent, and DCSI's EBIT margin in the range of 25 percent to 27 percent under "Business Outlook" cannot be reconciled with a GAAP measure as this represents a forward-looking measure with no comparable GAAP measurement quantifiable at this time.


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                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                        December 31,    September 30,
                                            2005             2005
                                            ----             ----

Assets
  Cash and cash equivalents              $ 70,359         $104,484
  Accounts receivable, net                 68,928           68,819
  Costs and estimated earnings
    on long-term contracts                  3,679            4,392
  Inventories                              52,774           48,645
  Current portion of deferred
    tax assets                             29,965           30,219
  Other current assets                      8,369            8,394
                                            -----            -----
    Total current assets                  234,074          264,953

  Property, plant and equipment, net       66,962           67,190
  Goodwill                                 92,606           68,880
  Deferred tax assets                          --               --
  Other assets                             40,084           27,697
                                           ------           ------
                                         $433,726         $428,720
                                         ========         ========


Liabilities and Shareholders' Equity

  Accounts payable                       $ 31,858           29,299
  Other current liabilities                36,088           33,458
                                           ------           ------
      Total current liabilities            67,946           62,757
  Deferred income                           2,979            3,134
  Other liabilities                        28,905           31,805
  Long-term debt                               --               --
  Shareholders' equity                    333,896          331,024
                                          -------          -------
                                         $433,726         $428,720
                                         ========         ========


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                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                    Three Months Ended
                                                     December 31, 2005
                                                    -----------------
Cash flows from operating activities:
  Net earnings                                          $  2,204
  Adjustments to reconcile net earnings to net
   cash used by operating activities:
    Depreciation and amortization                          3,078
    Stock compensation expense                             1,273
    Changes in operating working capital                    (532)
    Effect of deferred taxes                              (3,090)
    Other                                                 (1,001)
                                                          ------
      Net cash provided by operating activities            1,932

Cash flows from investing activities:
  Acquisition of business                                (28,833)
  Capital expenditures                                    (2,320)
  Additions to capitalized software                       (5,724)
                                                          ------
    Net cash used by investing activities                (36,877)
                                                         -------

Cash flows from financing activities:
  Proceeds from/payments of long-term debt                    --
  Purchases of common stock into treasury                     --
  Other, including exercise of stock options                 820
                                                             ---
    Net cash provided by financing activities                820
                                                             ---
  Net decrease in cash and cash equivalents              (34,125)
  Cash and cash equivalents, beginning of period         104,484
                                                         -------
  Cash and cash equivalents, end of period              $ 70,359
                                                        ========


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                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q1 FY 2006          Filtration   Comm.      Test      Total
-----------------          ----------   -----      ----      -----
  Beginning Backlog
   9/30/05                 $  80,497    87,781    64,836    233,114
  Entered Orders              41,145    59,166 *  25,834    126,145
  Sales                      (41,446)  (19,133)* (30,007)   (90,586)
                             -------   -------   -------    -------
  Ending Backlog-
   12/31/05                $  80,196   127,814    60,663    268,673
   == == ==                =========   =======    ======    =======


*Communications Recap             Q1 FY 2006           Q1 FY 2006
                                Entered Orders           Sales
                                --------------           -----

AMR Products (DCSI)                $ 45,640             15,418
SecurVision Video Security
 (Comtrak)                            2,510              2,510
Nexus Energy                         11,016 (1)          1,205 (2)
                                     ------              -----
  Total                              59,166             19,133
                                     ======             ======




(1) Includes $2.0 million of new orders and $9.0 million of acquired backlog
(2)  Represents one month of sales.




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